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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of PriCellular Wireless Corporation for the registration of $170 million of 10.75% Senior Notes due 2004 and to the incorporation by reference therein of our report dated April 19, 1995, with respect to the combined financial statements of Illinois RSA 4 and 6 for the year ended December 31, 1994 included in the form S-4 No. 33-91006 previously filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

San Antonio, Texas
November 25, 1996